UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act Of 1934

Date of report (Date of earliest event reported):  September 17, 2004

Stonepath Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	011-16105	65-0867684

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1600 Market Street, Suite 1515
Philadelphia, Pennsylvania	19103

(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (215) 979-8370

(Former name or former address, if changed since last report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the ExchangeAct (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.      Results of Operations and Financial Condition

     On September 20, 2004, Stonepath Group, Inc. (the “Company”) issued a press release entitled, “Stonepath Group (AMEX:STG) Announces Intention to Restate 2003 and First and Second Quarter 2004 Financial Statements – Highlights Organizational Changes.”

     The full text of the Company’s press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 4.02.      Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review

     (1)      On September 17, 2004 the Company concluded that its financial statements for 2003 and the first and second quarters of 2004 should not be relied upon.

     (2)      As a result of a review of the process by which the Company’s Domestic unit maintained its accrual for the costs of purchased transportation, the Company determined that it had understated its accrued purchased transportation liability and related costs of purchased transportation. The amount of the under accrual is estimated in the range of $4.0 million to $6.0 million for 2003 and in the range of $0.5 million to $1.0 million for the first six months of 2004. After giving effect for these estimated incremental expenses, the Company’s reported EBITDA would be reduced to a range of $2.6 million to $4.6 million for 2003 and reduced to a range of $200,000 to $700,000 for the first six months of 2004.

     The Company believes that earnings before interest, taxes, depreciation and amortization, or EBITDA, is a useful financial measure of our financial performance for investors. Under GAAP, our net income reflects the amortization of intangible assets arising from the Company’s past acquisitions and other non-cash charges. However, we believe that we are actually growing the value of our intangible assets through our acquisition strategy. Management of the Company believes that EBITDA is a useful measure because it eliminates the effect of these non-cash costs and provides an important metric of the economic reality of the business.

     In accordance with SEC Regulation S-K, a reconciliation of EBITDA estimates for 2003 and for the first six months of 2004 (as adjusted for the purchased transportation accrual) to the most directly comparable GAAP measure follows:

	(amounts in millions)

		(First 6 Months)
	2003E	2004E

Net income/(loss)	$1.1-3.1	$(1.6)-(1.1)
Interest expense/(income)	0.1	0.1
Income tax expense/(benefit)*	(1.3)	(0.2)
Depreciation and amortization	2.7	1.9

EBITDA (Earnings before interest, taxes, depreciation and amortization)	$2.6-4.6	$0.2-0.7

* Prior to the fourth quarter of 2003, the Company maintained a valuation allowance to offset 100% of the net deferred tax assets associated with the tax losses generated prior to the Company’s move into the logistics business. In the fourth quarter of 2003, a portion of the valuation allowance was reversed, resulting in the recognition of a deferred tax asset and related nonrecurring non-cash tax benefit of $1.7 million, resulting in an overall income tax benefit of $1.3 million. For purposes of developing its preliminary estimate of the impact of the adjustment for the purchased transportation accrual, the Company has not tax affected the adjustment and has assumed that the adjustment would not impact the Company’s basis for reversing a portion of its valuation allowance.

     (3)      The Company’s Chief Financial Officer has discussed the matters disclosed in this item with Grant Thornton LLP, the Company’s existing independent accountants. He has also discussed the matters discussed in this item with KPMG LLP, which audited the Company’s financial statements for 2003.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

STONEPATH GROUP, INC.

Date: September 21, 2004	By: /s/ Dennis L. Pelino
Name: Dennis L. Pelino
Title: Chairman and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release